EXHIBIT 99.1
Xtreme Oil & Gas Acquires Rights in 8,516 Acre Property in Kansas

PLANO, TX--March 15, 2011--Xtreme Oil & Gas, Inc. (OTCBB:XTOG) (OTCQB:XTOG) announced today it has the rights to acquire 50% of the leases and working interest on 8,516 acres in Kansas. Xtreme agreed to purchase the working interest from Husky Ventures Inc. which will initially be the operator of the project.

Xtreme’s newest project in Kansas is part of a larger trend that has produced 23,824,000 barrels of oil from the Maquoketa Dolomite and the Viola Dolomite formations representing only 12% of the original oil in place. It is estimated that the remaining 88% of the oil (217 million barrels of oil) in the larger trend is still in place within the historic production boundaries of these leaseholds.

The Company plans to produce this formation across different leases covering approximately 8,516 acres in central Kansas, utilizing proven horizontal drilling techniques. The new planned horizontal wellbores will be strategically placed between old wells where the reserves have not been depleted. It is estimated that an additional 10-15% of the reserves can be produced from this larger formation representing over 20,000,000 barrels of oil, with each horizontal wellbore potentially producing 150,000 to 225,000 barrels of oil over the life of the well.

Willard G. McAndrew, CEO of Xtreme, commented, “This is an exciting acquisition for us. Finding properties with 88% of the original oil in place that are well suited to applying today’s horizontal drilling technologies to extract it can be rare.”

The total cost for the working interest is $1,750,000, largely reimbursement for the land, geologic, engineering and related expenses.  To acquire the working interests we will issue 750,000 shares of our Common Stock, paid $125,000 and agreed to pay another $125,000 by April 4, 2011.  If we do not pay the balance of the $1,750,000 by May 9, 2011, Husky Ventures may put the stock back to us and reduce our working interest to 15%.

Xtreme Oil & Gas, Inc. is a rapidly growing Dallas-based independent energy company engaged in the exploration, development, acquisition, and production of crude oil and natural gas with operations producing oil and gas from properties it owns and operates in Texas and Oklahoma.

Statements included in this release related to Xtreme Oil & Gas, Inc. constitute or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as the inherent uncertainty of finding and developing oil and gas properties, the technological and financial difficulties inherent in these activities, the price of hydrocarbons and the Company’s ability to estimate accurately net revenues due to variability in size, scope and duration of projects. Further information on potential risk factors that could affect the Company’s financial results can be found in the Company’s reports filed with the Securities and Exchange Commission.

Contact:
Xtreme Oil & Gas, Inc.
(214) 432-8002
www.xtremeoilandgas.com